UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) July 29, 2022

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36393	80-0957485
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 W. Memorial Road, Oklahoma City, Oklahoma	73142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On July 29, 2022 (the “Closing Date”), Paycom Software, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) among the Company, its wholly owned subsidiary, Paycom Payroll, LLC (the “Borrower”), and certain other subsidiaries of the Company as guarantors of the obligations under the loan documents related to the Credit Agreement (collectively, the “Guarantors,” and together with the Borrower, the “Loan Parties”), JPMorgan Chase Bank, N.A., as a lender, swingline lender and issuing bank, the lenders from time to time party thereto (collectively with JPMorgan Chase Bank, N.A., the “Lenders”), and JPMorgan Chase Bank, N.A., as the administrative agent.

The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in the aggregate principal amount of up to $650.0 million, and the ability to request an incremental facility of up to an additional $500.0 million, subject to obtaining additional lender commitments and certain approvals and satisfying certain other conditions. The Credit Agreement includes a $25.0 million sublimit for swingline loans and a $6.5 million sublimit for letters of credit. The Credit Agreement also provides for a senior secured delayed draw term loan (the “Term Loan Facility”) in the aggregate amount of up to $750.0 million. All loans under the Credit Agreement will mature on July 29, 2027 (the “Scheduled Maturity Date”).

On the Closing Date, the Borrower borrowed $29.0 million under the Term Loan Facility to repay the outstanding indebtedness under the credit agreement, dated as of May 4, 2022, by and among the Company, the Borrower, certain other subsidiaries of the Company, Bank of America, N.A., as a lender, swingline lender and letters of credit issuer, the lenders from time to time party thereto and Bank of America, N.A., as the administrative agent (as amended from time to time, the “Existing Revolving Credit Agreement”), along with accrued interest, expenses and fees. The loan on the Closing Date will bear interest at the term Secured Overnight Financing Rate (“SOFR”), plus 0.10% (the “Adjusted Term SOFR Rate”) plus 1.25%. In connection with the repayment of the outstanding indebtedness under Existing Revolving Credit Agreement, the Existing Revolving Credit Agreement was terminated on July 29, 2022.

The borrowings under the Credit Agreement will bear interest at a rate per annum equal to (i) the Alternate Base Rate (“ABR”) plus an applicable margin (“ABR Loans”) or (ii) (x) the Adjusted Term SOFR Rate or (y) the daily SOFR plus 0.10%, in each case, plus an applicable margin (“SOFR Rate Loans”). ABR is calculated as the highest of (i) the rate of interest last quoted by The Wall Street Journal in the United States as the prime rate in effect, (ii) the federal funds rate plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one-month interest period plus 1.00%; provided that, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%. The applicable margin for ABR Loans is (i) 0.25% if the Company’s consolidated leverage ratio is less than 1.0 to 1.0; (ii) 0.50% if the Company’s consolidated leverage ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (iii) 0.75% if the Company’s consolidated leverage ratio is greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0; or (iv) 1.00% if the Company’s consolidated leverage ratio is greater than or equal to 3.0 to 1.0. The applicable margin for SOFR Rate Loans is (i) 1.25% if the Company’s consolidated leverage ratio is less than 1.0 to 1.0; (ii) 1.5% if the Company’s consolidated leverage ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (iii) 1.75% if the Company’s consolidated leverage ratio is greater than 2.0 to 1.0 but less than 3.0 to 1.0; or (iv) 2.00% if the Company’s consolidated leverage ratio is greater than or equal to 3.0 to 1.0. The Borrower is required to pay a quarterly commitment fee on the daily amount of the undrawn portion of the revolving commitments under the Revolving Credit Facility and a quarterly ticking fee on the daily amount of the undrawn portion of the Term Loan Facility, in each case at a rate per annum of (i) 0.20% if the Company’s consolidated leverage ratio is less than 1.0 to 1.0; (ii) 0.225% if the Company’s consolidated leverage ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (iii)

0.25% if the Company’s consolidated leverage ratio is greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0; or (iv) 0.275% if the Company’s consolidated leverage ratio is greater than or equal to 3.0 to 1.0. The Borrower is also required to pay customary letter of credit fees upon drawing any letter of credit.

The Revolving Credit Facility provides for no scheduled principal amortization prior to the Scheduled Maturity Date. Subject to certain conditions set forth in the Credit Agreement, the Borrower may borrow, prepay and reborrow under the Revolving Credit Facility and terminate or reduce the Lenders’ commitments at any time prior to the Scheduled Maturity Date.

The Borrower may make up to ten draws under the Term Loan Facility at any time during the period from and after the Closing Date through twelve months after the Closing Date. Loans under the Term Loan Facility will amortize in equal quarterly installments commencing with the first full fiscal quarter after the earlier of (x) the date on which the Term Loan Facility has been fully drawn and (y) the expiration of the draw period, in an aggregate annual amount equal to 7.5% in year one (if applicable) and year two, and 10% thereafter.

Under the Credit Agreement, the Loan Parties are required to maintain as of the end of each fiscal quarter a consolidated interest ratio of not less than 3.0 to 1.0 and a consolidated leverage ratio of not greater than 3.75 to 1.0, stepping down to 3.0 to 1.0 at intervals thereafter. Additionally, the Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Loan Parties to, among other things, grant liens, incur debt, effect certain mergers, make investments, dispose of assets, enter into certain transactions, including swap agreements and sale and leaseback transactions, pay dividends or distributions on their capital stock, and enter into transactions with affiliates, in each case subject to customary exceptions. The obligations of the Loan Parties under the Credit Agreement are secured by a senior security interest in all personal property of the Loan Parties.

The proceeds of the loans and letters of credit under the Credit Agreement are to be used for ongoing working capital and general corporate purposes, permitted acquisitions, share repurchases and refinancing the outstanding indebtedness under the Existing Revolving Credit Agreement.

The events of default under the Credit Agreement include, among others, payment defaults, breaches of covenants, defaults under the related loan documents, material misrepresentations, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, judgment defaults, certain events related to plans subject to the Employee Retirement Income Security Act of 1974, as amended, invalidity of the Credit Agreement or the related loan documents and change in control events. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Credit Agreement, the requirement to post cash collateral with respect to letters of credit, the termination of the Lenders’ commitments and a 2.0% increase in the rate of interest.

From time to time, the Lenders and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company repaid the outstanding indebtedness under the Existing Revolving Credit Agreement, along with accrued interest, expenses and fees, and terminated the Existing Revolving Credit Agreement. The outstanding indebtedness under the Existing Revolving Credit Agreement was secured by a senior security interest in all personal property of the Loan Parties. The security interests and liens granted in connection with the Existing Revolving Credit Agreement were terminated in connection with the Company’s discharge of indebtedness thereunder. The information included in Item 1.01 with respect to the repayment of the outstanding indebtedness under the Existing Revolving Credit Agreement is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Credit Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1++	Credit Agreement, dated July 29, 2022, by and among Paycom Software, Inc., Paycom Payroll, LLC, certain other subsidiaries of Paycom Software, Inc. as guarantors, JPMorgan Chase Bank, N.A., as a lender, swingline lender and issuing bank, the other lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

++	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date: August 2, 2022	By:	/s/ Craig E. Boelte
	Name:	Craig E. Boelte
	Title:	Chief Financial Officer